Exhibit 4.2
DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of the capital stock of Ginkgo Bioworks Holdings, Inc. (“Ginkgo,” “we,” “us” and “our”) is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our certificate of incorporation (as amended, the “Charter”), our amended and restated bylaws (the “Bylaws”) and the warrant-related documents described herein, which are filed with the Securities and Exchange Commission (the “SEC”). We urge you to read each of our Charter, our Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capital Stock
Ginkgo’s Charter authorizes the issuance of 16,000,000,000 shares of all classes of Ginkgo’s capital stock, consisting of:
•200,000,000 shares of undesignated preferred stock, par value $0.0001 per share;
•10,500,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”);
•4,500,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B common stock”); and
•800,000,000 shares of Class C common stock, par value $0.0001 per share (“Class C common stock”).
Common Stock
Ginkgo has three classes of authorized common stock: Class A common stock, Class B common stock, and Class C common stock (collectively, the “Common Stock”). Generally, Class B common stock can only be issued to, transferred to, and held by Ginkgo’s directors and employees, or trusts or legal entities through which the right to vote the shares of Class B common stock held thereby is exercised exclusively by one or more of Ginkgo’s directors or employees (any such director, employee, trust or legal entity, an “Eligible Holder”), unless otherwise determined by a majority of the Class B Directors (defined below) then serving.
Voting Rights
Class A Common Stock
Holders of Class A common stock are entitled to one (1) vote for each share of Class A common stock held of record by such holder on all matters voted upon by Ginkgo stockholders.
Class B Common Stock
Holders of Class B common stock are entitled to ten (10) votes for each share of Class B common stock held of record by such holder on all matters voted upon by Ginkgo stockholders.

Class C Common Stock

Except as expressly provided in Ginkgo’s Charter or required by applicable law, holders of Class C common stock generally are not entitled to vote on matters voted upon by Ginkgo stockholders. Solely to the extent that a holder of Class C common stock is expressly entitled to vote on any matter pursuant to Ginkgo’s Charter or by applicable law, the holder will be entitled to one (1) vote for each share of Class C common stock held of record by such holder.
Stockholder Votes
Holders of Common Stock generally vote together as a single class on all matters submitted to a vote of Ginkgo stockholders (including the election and removal of directors), unless otherwise provided in Ginkgo’s Charter or required by applicable law. Any action or matter submitted to a vote of the Ginkgo stockholders will be approved if the number of votes cast in favor of the action or matter exceeds the number of votes cast in opposition to the action or matter, except that Ginkgo’s directors will be elected by a plurality of the votes cast. Holders of Class A common stock are not entitled to cumulate their votes in the election of Ginkgo’s directors.
Delaware law could require holders of a class of Ginkgo’s capital stock to vote separately as a class on any proposed amendment of Ginkgo’s Charter if the amendment would increase or decrease the par value of the shares of that class or would alter or change the powers, preferences or special rights of the shares of that class in a manner that affects them adversely.
Holders of Common Stock are not entitled to vote on any amendment to Ginkgo’s Charter that relates solely to the terms of one or more series of Ginkgo’s preferred stock and on which the holders of such affected series are entitled to vote, either separately as a class or together with the holders of one or more other series of Ginkgo’s preferred stock, pursuant to Ginkgo’s Charter or by applicable law.
Stockholder Action by Written Consent
The Charter provides that Ginkgo’s stockholders may act by written consent only if (a) the action to be taken or effected has been approved by the affirmative vote of all of the directors of Ginkgo then serving or (b) the holders of Class B common stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo. In all other circumstances, any action required or permitted to be taken by Ginkgo’s stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by written consent.
Special Meetings of Stockholders
The Charter provides that, except as otherwise required by applicable law, special meetings of Ginkgo’s stockholders may be called only by the Ginkgo Board of Directors (the “Ginkgo Board”), the chairman of the Ginkgo Board, Ginkgo’s chief executive officer or president, or, at any time that the holders of Class B common stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo, the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo.

Economic Rights
Except as otherwise expressly provided in Ginkgo’s Charter or required by applicable law, shares of each class of Common Stock have the same rights, powers and preferences and rank equally, share ratably and be identical in all respects as to all matters, including the following:
Dividends and Distributions; Rights upon Liquidation
Subject to the rights of holders of any outstanding series of Ginkgo preferred stock, the holders of shares of each class of Common Stock are entitled to receive ratably, on a per share basis, any dividend or distribution (including upon the liquidation, dissolution or winding up of Ginkgo) paid by Ginkgo, unless otherwise approved by the affirmative vote of the holders of a majority of each of the outstanding shares of Class A common stock, the outstanding shares of Class B common stock, and the outstanding shares of Class C common stock, each voting separately as a class, except that, if a dividend or distribution is paid in the form of shares (or options, warrants or other rights to acquire shares) of Common Stock, then holders of Class A common stock will receive shares (or options, warrants or other rights to acquire shares) of Class A common stock, holders of Class B common stock will receive shares (or options, warrants or other rights to acquire shares) of Class B common stock, and holders of shares of Class C common stock will receive shares (or options, warrants or other rights to acquire shares) of Class C common stock.
Subdivisions, Combinations and Reclassifications
If Ginkgo subdivides or combines any class of Common Stock with any other class of Common Stock, then each class of Common Stock must be subdivided or combined in the same proportion and manner, unless otherwise approved by the affirmative vote of the holders of a majority of each of the outstanding shares of Class A common stock, the outstanding shares of Class B common stock, and the outstanding shares of Class C common stock, each voting separately as a class.
Mergers and Other Extraordinary Transactions
The Charter provides that, in the event of certain extraordinary transactions affecting Ginkgo (including certain transactions resulting in a change of control of Ginkgo, the acquisition by a third party of assets of Ginkgo generating at least 50% of Ginkgo’s revenues on a consolidated basis, or any merger or consolidation of Ginkgo), shares of each class of Common Stock will be entitled to receive ratably, on a per share basis, any consideration paid or otherwise distributed to, or rights received by, Ginkgo stockholders, or into which such shares are converted or for which such shares are exchanged, in connection with such extraordinary transaction (including with respect to the form, amount and timing thereof), unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, the holders of a majority of the outstanding shares of Class B common stock and the holders of a majority of the outstanding shares of Class C common stock, each voting separately as a class, except that, to the extent that such consideration is paid in the form of securities or other equity interests, holders of Class B common stock may receive a class, series or other form of such securities or other equity interests each having voting power that is ten (10) times greater than the voting power of any security or other equity interest received by holders of Class A common stock and holders of Class C common stock may receive a class, series or other form of such securities or other equity interests having no voting power.

Additionally, the Charter prohibits Ginkgo from entering into any agreement with respect to a tender or exchange offer by a third party unless such agreement provides for consideration to be paid or distributed to, or rights to be received by, Ginkgo stockholders in the manner provided in the paragraph immediately above.
Equal Value upon Disposition
The Charter provides that, in the case of any disposition of Class B common stock for value, the value paid in respect of such share of Class B common stock must be equal to the prevailing price per share of Class A common stock at the time of such disposition for value. Ginkgo may (and expects to) from time to time establish restrictions, policies and procedures relating to transfers and dispositions of shares of Class B common stock as it deems necessary or advisable.

Earn-outs Applicable to Certain Equity Holders of Old Ginkgo

In connection with the Merger, equity holders of Ginkgo Bioworks, Inc. (“Old Ginkgo”) received approximately 188.7 million shares of Common Stock (the “Earnout Consideration”), which are subject to forfeiture to the extent that the vesting conditions described below are not satisfied on or before the fifth anniversary of September 16, 2021 (the “Closing Date” and such period, the “Earnout Period”). If at any point during the trading hours of a trading day, for any 20 trading days within any period of 30 consecutive trading days during the Earnout Period, the trading price per share of the Company’s Class A common stock is greater than or equal to:

•$12.50, then 25% of the Earnout Consideration will immediately vest;

•$15.00, then an additional 25% of the Earnout Consideration will immediately vest;

•$17.50, then an additional 25% of the Earnout Consideration will immediately vest; and

•$20.00, then the remaining 25% of the Earnout Consideration will immediately vest.

The first earnout target of $12.50 was met on November 15, 2021 and, as a result, approximately 38.8 million earnout shares became vested and outstanding.

Conversion
Optional Conversion
Holders of Class B common stock have the right to convert shares of their Class B common stock into fully paid and non assessable shares of Class A common stock, on a one-to-one basis, at the option of the holder at any time upon written notice to Ginkgo’s transfer agent.
Automatic Conversion
Generally, shares of Class B common stock will convert automatically into Class A common stock upon the holder of such shares ceasing to be an Eligible Holder (whether as a result of the holder’s termination, resignation or removal as a director or employee of Ginkgo, the transfer of such shares to an individual, trust or entity that is not an Eligible Holder, a person other than a director or employee of Ginkgo gaining any direct or indirect right to vote such shares, or otherwise), unless otherwise determined by the affirmative vote of a majority of the directors of Ginkgo then serving who qualify as “independent” in accordance with the requirements of the securities exchange on which equity securities of Ginkgo are then listed for trading. A determination by the secretary of the Ginkgo that an event has occurred that triggers the automatic conversion of Class B common stock into Class A common stock will be conclusive and binding; however, a holder of Class B common stock (or Class A common stock into which Class B common stock has converted) who believes in good faith that such determination is in error may appeal such determination to the Ginkgo Board, in which case, the determination of the Ginkgo Board (including as to whether or not to review such determination) will be conclusive and binding.
Conversion Policies and Procedures
Ginkgo may (and expects to) establish from time to time certain restrictions, policies and procedures relating to the general administration of its multi-class stock structure and the conversion of Class B common stock to Class A common stock. Adoption or amendment of any such policy or procedure must be approved by the affirmative vote of a majority of Ginkgo’s directors and, if any Class B Director is then serving, at least one Class B Director (defined below).

Registration Rights

Certain Ginkgo stockholders are party to agreements, which grant certain Ginkgo stockholders the right to require, subject to certain conditions and limitations, that Ginkgo register for resale securities held by such stockholders and certain “piggyback” registration rights with respect to. certain registrations initiated by Ginkgo. The registration of shares of Class A common stock pursuant to the exercise of any of these registration rights would enable the applicable Ginkgo stockholders to resell such shares without restriction under the Securities Act of 1933, as amended (the “Securities Act”) when the applicable registration statement is declared effective. Ginkgo will bear the expenses incurred in connection with the filing of any registration statements pursuant to these agreements.
Other Rights
The Charter and Bylaws do not provide for any preemptive or subscription rights with respect to the Common Stock, and there are no redemption or sinking fund provisions applicable to the Common Stock. All the outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

Preferred Stock
The Charter authorizes the Ginkgo Board, to the fullest extent permitted by applicable law, to issue up to an aggregate of 200,000,000 shares of Ginkgo preferred stock in one or more series from time to time by resolution, without further action by Ginkgo’s stockholders, and to fix the powers (which may include full, limited or no voting power), designations, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series (which rights may be greater than the rights of any or all of the classes of Common Stock) and any qualifications, limitations or restrictions thereof. The issuance of Ginkgo preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments or payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. No shares of preferred stock are currently outstanding, and there is no present plan to issue any shares of preferred stock.

Other Constituencies
In acknowledgment of our goal of serving all of our stakeholders over the long term, the Charter provides that, in addition to any other considerations which the Ginkgo Board, any committee thereof, or any individual director lawfully may take into account in determining whether to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to our stockholders, our board of directors, any committee thereof, or any individual director may, in his, her, or its discretion, consider the long-term as well as the short-term interests of Ginkgo, taking into account and considering, as deemed appropriate, the effects of such action on our (a) stockholders and (b) other stakeholders, including our workforce, customers, suppliers, academic researchers, governments and communities, in the case of (b), as may be identified or revised by the Ginkgo Board from time to time. The Charter also provides that nothing in the Charter or any other governing document, policy, or guideline adopted by us will (i) create any duty owed by any director to any person or entity to consider, or afford any particular weight to, any of the foregoing matters or to limit his or her consideration thereof or (ii) other than as vested in our stockholders to the extent provided under applicable law, be construed as creating any rights against any director or us. These constituency provisions grant discretionary authority only to the extent consistent with and permitted by law, and do not confer third-party beneficiary status on any person or entity.
Election, Appointment and Removal of Directors
Until the time at which the outstanding shares of Class B common stock cease to represent at least 2% of all of the outstanding shares of Common Stock, the holders of Class B common stock, voting separately as a class, will be entitled to nominate and elect a number of directors equal to 25% (rounded up to the nearest whole number) of the total number of directors constituting the Ginkgo Board (each such director, a “Class B Director”). All other directors of Ginkgo will be elected by the holders of all classes of Common Stock, voting together as a single class.
The total number of directors constituting the Ginkgo Board will be fixed from time to time by Ginkgo’s Board, but will be subject to adjustment to ensure that the total number of directors that the holders of Class B common stock are entitled to nominate and elect is at least 25% of the total number of directors constituting the Ginkgo Board.

The Charter provides that any Class B Director may be removed from office (a) with cause, only by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of Class B common stock and (b) without cause, by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo, voting together as a single class. Any director of Ginkgo other than a Class B Director may be removed from office, with or without cause, by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo, voting together as a single class.
The Charter provides that vacant directorships, including vacancies resulting from any increase in the total number of directors constituting the Ginkgo Board, may be filled only by the Ginkgo

Board. Vacancies with respect to any Class B Director may be filled only by the remaining Class B Directors.
Committees of the Board of Directors
The Ginkgo Board has established, and will maintain, an audit committee, a nominating and corporate governance committee and a compensation committee, and may establish such other committees as it determines from time to time. For so long as any of Jason Kelly, Reshma Shetty, Austin Che, Bartholomew Canton or Thomas F. Knight, Jr. (each, a “Founder”) serves as a director of Ginkgo and holds shares of Class B common stock, such director will not be permitted to serve as a member of the compensation committee of the Ginkgo Board. Subject to applicable requirements of the securities exchange on which equity securities of Ginkgo are then listed for trading, at any time that any Class B Director is serving as a director of Ginkgo, each committee (other than the compensation committee) of the Ginkgo Board must include at least one Class B Director unless a majority of the Class B Directors then serving approve the formation and composition of such committee.
Action by the Ginkgo Board of Directors to Terminate a Founder
Ginkgo may not terminate the employment of any Founder for cause, or materially and adversely reduce the responsibilities, title or position of such Founder for cause, without the prior written consent of such Founder, or make any determination that an event has occurred with respect to such Founder that constitutes “cause” (as that term or any similar concept may be defined or used in any agreement relating to the employment of such Founder by Ginkgo or any of its subsidiaries or any policy of Ginkgo or any of its subsidiaries applicable to the employment of such Founder), unless such termination, reduction or determination has been approved by at least 75% of the directors of Ginkgo then in office.
Ginkgo may not terminate the employment of any Founder other than for cause, or materially and adversely reduce the responsibilities, title or position of such Founder other than for cause, without the prior written consent of such Founder, unless such termination or reduction has been approved by at least 75% of the directors of Ginkgo then in office and, if any Founder who is not the subject of the action requiring such approval is then serving as a director of Ginkgo, at least one director of Ginkgo who is a Founder.
Anti-Takeover Effects of the Charter and the Bylaws
The Charter and Bylaws contain certain provisions that may delay, discourage or impede efforts by another person or entity to acquire control of Ginkgo. We believe that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons or entities seeking to acquire control of us to first negotiate with the Ginkgo Board, which we believe may result in improvement of the terms of any such acquisition in favor of Ginkgo’s stockholders. However, these provisions also give the Ginkgo Board the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Capital Stock
The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the securities exchange on which Ginkgo’s equity securities are then listed for trading. These additional shares of capital stock may be used for a variety of corporate purposes, including growth acquisitions, corporate finance transactions, and issuances under our Equity Incentive Plan and our Employee Stock Purchase Plan. The existence of authorized but unissued and unreserved capital stock could discourage or impede an attempt to obtain control of Ginkgo by means of a proxy contest, tender offer, merger, or otherwise.
Amendment of Certificate of Incorporation or Bylaws
The Delaware General Corporation Law, as amended (“DGCL”) generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.
The Charter provides that certain provisions thereof may be adopted, amended, altered or repealed only upon the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares of capital stock of Ginkgo. Such provisions include those relating to (i) stockholder action by written consent, (ii) special meetings of stockholders, (iii) the Ginkgo Board (including the election, appointment and removal of directors), (iv) termination of the employment of any Founder, material and adverse reduction of the responsibilities, title or position of any Founder without the prior written consent of such Founder, or determination that an event has occurred with respect to any Founder that constitutes “cause”, (v) limitation of the personal liability of Ginkgo’s directors, and (vi) Ginkgo’s waiver of the corporate opportunity doctrine.
The Charter provides that Ginkgo’s Bylaws may be adopted, amended, altered or repealed by the Ginkgo Board or by the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares of capital stock of Ginkgo (or, if the Ginkgo Board has recommended that stockholders approve such modification to Ginkgo’s Bylaws, the affirmative vote of a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo).
These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes of control of Ginkgo or its management such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Ginkgo Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of Ginkgo and to reduce Ginkgo’s vulnerability to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Ginkgo’s shares and, as a consequence, may inhibit fluctuations in the market price of
Ginkgo’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Multi-Class Structure
As described above, the Charter provides for a multi-class stock structure, which gives Ginkgo’s directors and employees (including the Founders) and certain of their affiliated entities and trusts, for so long as they continue to collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo, significant influence over all matters requiring stockholder approval, including the election of Ginkgo’s directors and significant corporate transactions, such as a merger or other sale of Ginkgo or all or substantially all of its assets.
No Cumulative Voting for Directors
The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Charter does not provide for cumulative voting. As a result, the holders of shares of Common Stock representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo will be able to elect all of the directors (other than the Class B Directors) then standing for election.
Vacancies on the Ginkgo Board
The Charter authorizes only the Ginkgo Board to fill vacant directorships, including vacancies resulting from any increase in the total number of directors constituting the Ginkgo Board. In addition, the total number of directors constituting the Ginkgo Board is permitted to be changed only by the Ginkgo Board, subject to the requirement that at least 25% of the total number of Ginkgo’s directors be Class B Directors (for so long as the outstanding shares of Class B common stock continue to represent at least 2% of all the outstanding shares of Common Stock). These provisions could prevent a stockholder from increasing the total number of Ginkgo’s directors and then gaining control of the Ginkgo Board.
Special Meetings of Stockholders, Action by Written Consent, and Advance Notice Requirements for Stockholder Proposals
Special Meetings of Stockholders
The Charter permits special meetings of Ginkgo’s stockholders to be called only by the Ginkgo Board, the chairman of the Ginkgo Board, Ginkgo’s chief executive officer or president, or, at any time that the holders of Class B common stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo, the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo. These provisions might delay the ability of Ginkgo’s stockholders to force consideration of a proposal or to take any action, including with respect to the removal of any of Ginkgo’s directors from office.
Stockholder Action by Written Consent
The Charter provides that Ginkgo’s stockholders may act by written consent only if (a) the action to be taken or effected has been approved by the affirmative vote of all of the directors of Ginkgo then serving or (b) the holders of Class B common stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo. As a result, if the holders of Class B common stock were to cease to collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo, Ginkgo’s stockholders would not be able to take action by written consent on any matter and would only be able to take action at an annual or special meeting of stockholders, unless the Ginkgo Board had unanimously approved the action to be taken or effected.
Advance Notice Requirement for Stockholder Proposals and Director Nominations
The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the Ginkgo Board. In order for any matter to be “properly brought” before a meeting (and thereby considered or acted upon at such meeting), a stockholder will have to comply with certain advance notice requirements and provide Ginkgo with certain information. Stockholders at an annual meeting will only be permitted to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Ginkgo Board or by a stockholder of record both on the record date and at the time of the meeting who is entitled to vote at the meeting and has delivered a timely notice, in the form and manner specified in the Bylaws, of such stockholder’s intention to bring such business before the meeting. These provisions might preclude Ginkgo’s stockholders from bringing matters before our annual meeting of stockholders or from nominating candidates for election to the Ginkgo Board, or might discourage or impede an attempt by a potential acquirer of Ginkgo to conduct a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise obtain control of Ginkgo.
Business Combinations
Ginkgo has elected not to be subject to Section 203 of the DGCL. Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:
(1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
(2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(3) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of Ginkgo’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Because Ginkgo has opted out of Section 203 of the DGCL in the Charter, Section 203 of the DGCL will not apply to Ginkgo.
Warrants
As of December 31, 2023, there are outstanding an aggregate of 51,824,895 warrants to acquire Class A common stock (the “Warrants”).
At the effective time of the domestication pursuant to which Soaring Eagle Acquisition Corp.’s (“SRNG”) jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware, each warrant to purchase SRNG ordinary shares (each, a “SRNG Warrant”) that was issued and outstanding, and not terminated pursuant to its terms, was converted into a warrant to purchase shares of Common Stock on the same terms and conditions as were in effect with respect to such SRNG Warrant immediately prior to the effective time.
At the effective time of the Merger Agreement (the “Merger Agreement”) dated May 11, 2021, by and among Old Ginkgo, SRNG and SEAC Merger Sub Inc., each warrant to purchase shares of Old Ginkgo capital stock (each, an “Old Ginkgo Warrant”) that was outstanding and unexercised, other than such Old Ginkgo Warrants that were automatically exercised in full by virtue of the occurrence of the Merger, were assumed by Ginkgo and converted into a warrant to purchase shares of Class A common stock on the same terms and conditions as were in effect with respect to such Old Ginkgo Warrant immediately prior to the effective time, with appropriate adjustments.
Public Warrants
Ginkgo’s publicly-traded warrants (the “Public Warrants”) entitle the holder to acquire Class A common stock. Each whole Public Warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, beginning 30 days after the Closing Date, provided that Ginkgo has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to such Class A common stock is available (or Ginkgo permits holder to exercise their respective warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a holder may exercise its Public Warrants only for a whole number of shares of Class A common stock. This means only a whole Public Warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless holder has at least five units, such holder will not be able to receive or trade a whole warrant. The Public Warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Redemption of Warrants for Cash
Once the Warrants become exercisable, Ginkgo may call the Warrants for redemption for cash:
•in whole and not in part;

•at a price of $0.01 per Warrant;
•upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
•if, and only if, the reported closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock sub-divisions, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before Ginkgo sends the notice of redemption to the warrant holders.

If and when the Warrants become redeemable by Ginkgo, Ginkgo may exercise its redemption right even if Ginkgo is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Ginkgo has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Ginkgo issues a notice of redemption of the Warrants, each warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock sub-divisions, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise
If Ginkgo calls the Warrants for redemption as described above, Ginkgo’s management will have the option to require any holder that wishes to exercise his, her or its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” Ginkgo’s management will consider, among other factors, Ginkgo’s cash position, the number of Warrants that are outstanding and the dilutive effect on Ginkgo’s stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of its Warrants. If Ginkgo management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the Ginkgo management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

Ginkgo believes this feature is an attractive option to Ginkgo if Ginkgo does not need the cash from the exercise of the Warrants. If Ginkgo calls the Warrants for redemption and Ginkgo’s management does not take advantage of this option, the holders of private placement warrants (the “Private Placement Warrants”) and their permitted transferees would still be entitled to exercise their Private Placement Warrants or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of a Warrant may notify Ginkgo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Class A common stock is increased by a share capitalization payable in shares of Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of common stock entitling holders to purchase Class A common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) the quotient of (x) the price per share of Class A common stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if Ginkgo, at any time while the Warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination or reclassification of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding share of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Class A common stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of Ginkgo with or into another corporation (other than a consolidation or merger in which Ginkgo is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Ginkgo as an entirety or substantially as an entirety in connection with which Ginkgo is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.
The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Ginkgo. In connection with the Merger, Continental Stock Transfer & Trust Company assigned the warrant agreement to Computershare Trust Company, N.A. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any defective provision, or mistake, including to conform the provisions of the warrant agreement to the description of the terms of the Warrants and the warrant agreement set forth herein, (ii) adjusting the provisions relating to cash dividends on Class A common stock as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants, provided that the approval by the holders of at least 50% of the then outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders of Public Warrants, and, solely with respect to any amendment to the terms of the Private Placement Warrants, a majority of the then outstanding Private Placement Warrants. You should review a copy of the warrant agreement, which is filed with the SEC, for a complete description of the terms and conditions applicable to the Warrants.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Ginkgo, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Private Placement Warrants

The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be redeemable by Ginkgo for cash so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees.
The initial purchasers of the Private Placement Warrants, or their permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. Except as described in this section, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold in the IPO, including that they may be redeemed for shares of Class A common stock. If the Private Placement Warrants are held by holders other than the Sponsor or their permitted transferees, the Private Placement Warrants will be redeemable by Ginkgo and exercisable by the holders on the same basis as the Public Warrants included in the units that were sold in the IPO.
Exclusive Forum
The Bylaws provide that, unless Ginkgo otherwise consents in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have subject matter jurisdiction, another state or federal court located within the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for resolution of (a) any derivative action or proceeding brought on behalf of Ginkgo, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of Ginkgo to Ginkgo or any of Ginkgo’s stockholders, or any claim for aiding and abetting such an alleged breach, (c) any action governed by the “internal affairs doctrine” or arising pursuant to any provision of Ginkgo’s Charter or Bylaws, or to interpret, apply, enforce or determine the validity of Ginkgo’s Charter or Bylaws, or (d) any action asserting a claim against Ginkgo or any current or former director, officer, employee, agent or stockholder of Ginkgo (i) arising pursuant to any provision of the DGCL or (ii) as to which the DGCL confers jurisdiction on the Chancery Court. The foregoing will not apply, however, to any action, claim or proceeding as to which the Chancery Court (or, if applicable, another state or federal court located within the State of Delaware) determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination).
Notwithstanding the foregoing, unless Ginkgo otherwise consents in writing, the federal district courts of the United States will be the exclusive forum for the resolution of any action, claim or proceeding arising under the Securities Act.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors and stockholders of corporations for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), the personal liability of Ginkgo’s directors for damages for any breach of fiduciary duty as a director.
The Bylaws provide that, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), Ginkgo must indemnify and hold harmless and advance expenses to any of its directors and officers who is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Ginkgo or, while serving as a director or officer of Ginkgo, is or was serving at the request of Ginkgo as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity. Ginkgo also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for Ginkgo’s directors, officers, and certain employees for some liabilities. Ginkgo believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Charter and the Bylaws may discourage stockholders from bringing lawsuits against Ginkgo’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Ginkgo’s directors and officers, even though such an action, if successful, might otherwise benefit Ginkgo and its stockholders. In addition, your investment in Ginkgo may be adversely affected to the extent that Ginkgo pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of Ginkgo’s directors, officers, or employees for which indemnification is sought.
Corporate Opportunities
The Charter provides for the renouncement by Ginkgo of any interest or expectancy of Ginkgo in, or being offered an opportunity to participate, in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into the possession of, any director of Ginkgo who is not an employee of Ginkgo or any of its subsidiaries, unless such matter, transaction, or interest is presented to, or acquired, created, or developed by, or otherwise comes into the possession of, that director first in that director’s capacity as a director of Ginkgo.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, Ginkgo’s stockholders will have appraisal rights in connection with a merger or consolidation of Ginkgo. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of Ginkgo’s stockholders may bring an action in Ginkgo’s name to procure a judgment in Ginkgo’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Ginkgo’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Transfer Agent and Warrant Agent

Computershare Trust Company, N.A. is the transfer agent for Class A common stock and the warrant agent for the Warrants.
Listing of Class A common stock and Warrants
The Class A common stock and the Public Warrants are listed on the NYSE under the symbols
“DNA” and “DNA.WS,” respectively.